CROSSHAIR EXPLORATION & MINING CORP.
(FORMERLY INTERNATIONAL LIMA RESOURCES CORP.)

STOCK OPTION PLAN

FORM OF OPTION AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT AND ANY SHARES OR OTHER SECURITIES ISSUED UPON EXERCISE OF SUCH SECURITIES ARE SUBJECT TO A HOLD PERIOD AND WILL BE LEGENDED AS FOLLOWS:

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [FOUR MONTHS AND ONE DAY AFTER THE DATE OF GRANT]

CROSSHAIR EXPLORATION & MINING CORP.

OPTION AGREEMENT

This Option Agreement is entered into between Crosshair Exploration & Mining Corp. (the “Company”) and the Optionee named below pursuant to the Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.

on  (the “Grant Date”);

2.

[NAME OF OPTIONEE], of [ADDRESS OF OPTIONEE] (the “Optionee”);

3.

was granted the option (the “Option”) to purchase [NUMBER] Common Shares (the “Option Shares”) of the Company;

4.

for the price (the “Option Price”) of $[EXERCISE PRICE]  per share;

5.

terminating on the [DATE] (the “Expiry Date”);

6.

Option Shares may be exercised from time to time prior to the Expiry Date as follows:

(a)

at any time after the date which is six months from the Grant Date of the Option, the Optionee may purchase up to 25% of the total number of Option Shares;

(b)

at any time after the date which is one year from the Grant Date of the Option, the Optionee may purchase up to a further 25% of the total number of Option Shares;

(c)

at any time after the date which is 18 months from the Grant Date of the Option, the Optionee may purchase up to a further 25% of the total number of Option Shares; and

(d)

at any time after the date which is two years from the Grant Date of the Option, the Optionee may purchase up to a further 25% of the total number of Option Shares plus any Common Shares not purchased in accordance with subparagraphs 6(a), (b) and (c) hereof,

7.

notwithstanding the provisions of paragraph 6, the Option shall not be exercisable until such time as the Plan has been approved by the Company’s shareholders;

all on the terms and subject to the conditions as set out in the Plan.  For greater certainty, once Option Shares have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the _____ day of ______________, 2005.

SIGNED, SEALED AND DELIVERED by [NAME OF OPTIONEE] in the presence of: Name of Witness Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	[NAME OF OPTIONEE]
THE COMMON SEAL OF CROSSHAIR EXPLORATION & MINING CORP. was affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) ) ) ) ) )	C/S